FILED PURSUANT TO RULE 424(B)(3)

File Number 333-170321

GRAHAM PACKAGING COMPANY INC.

SUPPLEMENT NO. 12 TO

PROSPECTUS DATED DECEMBER 30, 2010

THE DATE OF THIS SUPPLEMENT IS JUNE 15, 2011

ON JUNE 14, 2011, GRAHAM PACKAGING COMPANY INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus which is required to be delivered with this Prospectus Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

June 14, 2011

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34621	52-2076126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c))

Item 8.01.	Other Events.

On June 14, 2011, Graham Packaging Company Inc. (“Graham Packaging”) issued a press release announcing the receipt of a proposal for its acquisition by Reynolds Group Holdings Limited at a price of $25 per share in cash.

A copy of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Graham Packaging concerning the proposed merger of Graham Packaging with Silgan Holdings Inc. (“Silgan”) and other future events and their potential effects on Graham Packaging. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Silgan filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a preliminary joint proxy statement/prospectus for the stockholders of Graham Packaging and Silgan and each of Graham Packaging and Silgan plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GRAHAM PACKAGING’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders may obtain, without charge, a copy of the joint proxy statement/prospectus, as well as other relevant documents containing important information about Graham Packaging and Silgan at the SEC’s website (http://www.sec.gov). Graham Packaging’s stockholders will also be able to obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Graham Packaging, 2401 Pleasant Valley Road, York, PA 17402, Attention: Investor Relations, (717) 771-3220. Information about Graham Packaging’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Graham Packaging’s stockholders is set forth in Graham Packaging’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and Graham Packaging’s joint proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on April 30, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release, dated June 14, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GRAHAM PACKAGING COMPANY INC.

Date: June 14, 2011	By:	/S/ MICHAEL L. KORNICZKY
	Name:	Michael L. Korniczky
	Title:	Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release, dated June 14, 2011.